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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A
   SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                AMENDMENT NO. 1
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                        ARDEN INDUSTRIAL PRODUCTS, INC.
        (Name of Subject Company and Name of Person(s) Filing Statement)

                    COMMON SHARES, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                  039780-10-1
                     (CUSIP Number of Class of Securities)

                            MR. MICHAEL J. LINDSETH
                        ARDEN INDUSTRIAL PRODUCTS, INC.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             560 OAK GROVE PARKWAY
                        VADNAIS HEIGHTS, MINNESOTA 55127
                                 (612) 482-7400
(Name, address, and telephone number of person authorized to receive notices and communications
                    on behalf of person(s) filing statement)

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                                 WITH COPY TO:
                            C. ROBERT BEATTIE, ESQ.
               Doherty, Rumble & Butler Professional Association
                            3500 Fifth Street Towers
                             150 South Fifth Street
                       Minneapolis, Minnesota 55402-4235
                                 (612) 340-5555
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ITEM 9. MATERIAL REQUIRED TO BE FILED AS EXHIBITS

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EXHIBIT NO.                                   DESCRIPTION
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
(a)-1         Letter to Shareholders, dated June 26, 1997.*
(a)-2         Text of press release issued by Park-Ohio Industries, Inc. and Arden
              Industrial Products, Inc., dated June 27, 1997 (filed as Exhibit (a)-7 to the Schedule 14D-1 of P O Acquisition Corporation and Park-Ohio Industrial
              Products, Inc. filed with the Securities and Exchange Commission on June 26,
              1997 (the "Schedule 14D-1") and incorporated herein by reference).*
(a)-3         Offer to Purchase, dated June 26, 1997 (filed as Exhibit (a)-1 to the
              Schedule 14D-1 and incorporated herein by reference).*
(c)-1         Agreement and Plan of Merger, dated as of June 16, 1997, among P O
              Acquisition Corporation, Park-Ohio Industries, Inc., and Arden Industrial
              Products, Inc. (filed as Exhibit (c)-1 to the Schedule 14D-1 and incorporated herein by reference).*
(c)-2         Opinion of Dain Bosworth Incorporated, dated June 16, 1997.*
(c)-2-a       Opinion of Dain Bosworth, Incorporated, dated, June 16, 1997, as amended.
              This amendment replaces and supersedes exhibit (c)-2, as previously filed, in its entirety.
(c)-3         Employment Letter Agreement with Michael J. Lindseth, dated as of November
              6, 1996 (filed as Exhibit 10.1 to the Company's Form 8-K Current Report
              dated November 11, 1996 and incorporated herein by reference).*
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* Previously filed or incorporated by reference herein.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            ARDEN INDUSTRIAL PRODUCTS, INC.

                                            By: /s/ Michael J. Lindseth
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                                              President and Chief Executive
                                                Officer